UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 22, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA 94608

(Address of principal executive offices) (Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective June 22, 2012, Amyris Brasil Ltda. (“AB”), a Brazilian subsidiary of the registrant, Amyris, Inc. (the “Company”), entered into a loan agreement (the “Loan Agreement”) with Banco Pine S.A. (the “Lender”) under which the Lender will provide AB with a short term loan of up to R$52 million (approximately US$25.5 million based on the exchange rate at June 22, 2012) (the “Bridge Loan”). The Bridge Loan is an advance on anticipated financing that is expected to be completed in the third quarter of 2012 from Nossa Caixa Desenvolvimento, the Sao Paulo State development bank, and the Lender, under which such banks may provide AB with loans of up to approximately R$52 million as financing for capital expenditures relating to the Company’s Paraíso Bioenergia S.A. manufacturing facility in Brazil. The interest rate for the Bridge Loan is 0.442% monthly (approximately 5.5% on an annualized basis). The principal and interest of loans under the Loan Agreement mature and are required to be repaid on September 19, 2012, subject to extension by the Lender. The Bridge Loan is in addition to the R$35 million bridge loan to the Company previously disclosed on Forms 8-K filed on December 28, 2011 and May 18, 2012 and the anticipated R$52 million loan against which the Bridge Loan is an advance would be a separate loan from that anticipated by the previously disclosed bridge loan.

The Loan Agreement includes customary events of default, including refusal to perform responsibilities under the Loan Agreement, failure to make payments when due, bankruptcy, liquidation or insolvency, and material judgments. If any event of default under the Loan Agreement occurs, the Lender may declare all borrowings under the Loan Agreement immediately due.

In connection with the Bridge Loan, the Company entered into a swap arrangement with the Lender for R$22 million (approximately US$10.8 million based on the exchange rate of June 22, 2012). The swap arrangement exchanges the interest owed on the Bridge Loan in Brazilian Reais at a fixed 5.5% rate for interest linked to an annualized interest rate of 3.94% also in Brazilian Reais, which is adjusted for the changes in the foreign exchange rate between the U.S. Dollar and the Brazilian Real.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On June 22, 2012, AB borrowed R$52 million under the Loan Agreement on the terms described above. The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: June 27, 2012	By:	/s/ Gary Loeb
Gary Loeb
SVP and General Counsel